Exhibit 99.1

Cell Therapeutics, Inc. Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports Recent Accomplishments

and 2007 Fourth Quarter and Year End Financial Results

Restructured majority of convertible notes due June 2008

Reduced net operating expenses going forward

Projects Zevalin® net sales revenues of $15 million in 2008

Mar. 13, 2008 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today reported recent accomplishments and financial results for the quarter and twelve months ended December 31, 2007.

Recent Events

•

Announced completion of Zevalin® (Ibritumomab Tiuxetan) acquisition from Biogen Idec for an upfront payment of $10.1 million and initiated building Zevalin sales, marketing, and medical affairs infrastructure

•

Raised $14.8 million in aggregate gross proceeds through the issuance of common and preferred stock and warrants; raised $51.7 million in an offering of 9% Senior Convertible Notes due 2012; of which $16.2 million was used to induce the conversion of $21.5 million of outstanding Series A,B,C, and D convertible preferred securities to common stock

•	Restructured approximately 81 percent of the convertible notes due in June 2008, reducing total due in 2008 from $55.9 million to $10.7 million

•

Reduced expected net operating expenses by 35%, targeting $77 million in net cash operating expenses in 2008, by focusing resources on reaching $15 million in net Zevalin revenues, pursuing European marketing authorization (MAA) for XYOTAX (paclitaxel poliglumex, CT-2103), preparing for a potential U.S. marketing application (NDA) for pixantrone (BBR 2778) in 2009, and supporting the advancement of brostallicin

“Now that we have made significant progress on our strategy of simplifying our capital structure, reducing operating expenses, and shifting our resources to near-term opportunities, we believe we are in a much stronger position to increase revenues, execute our late-stage clinical programs, and create value for our shareholders and patients,” said James A. Bianco, M.D., President and CEO of CTI. “With our financial restructuring and strategic realignment completed, we can focus on commercializing Zevalin and developing our late-stage product pipeline.”

www.cticseattle.com

Page 2 of 4	CTI fourth quarter/year end 2007 financial results

Financial Results

For the quarter ended December 31, 2007, CTI reported a net loss attributable to common shareholders of $39.1 million ($0.74 per share) compared to a net loss attributable to common shareholders of $35.6 million ($1.00 per share) for the same period in 2006.

For the year ended December 31, 2007, CTI posted a net loss attributable to common shareholders of $148.3 million ($3.27 per share), which includes $24.6 million in acquired in-process research and development expense associated with the acquisitions of Systems Medicine and Zevalin. The acquired in-process research and development charge is primarily a non-cash expense. This compares to a net loss attributable to common shareholders of $135.8 million ($4.84 per share) for the same period in 2006. In 2007, CTI recorded make-whole interest expense of $2.3 million compared to $24.8 million in 2006, which was primarily related to conversions of our 6 3/4% convertible notes during 2006.

The Company ended the year with cash and cash equivalents, securities available-for-sale and interest receivable of approximately $18.4 million. In January 2008, CTI sold shares to Société Générale, pursuant to the Step-Up Equity Financing Agreement, for gross proceeds of approximately $1.27 million. In March 2008, CTI raised approximately $35.5 million in gross proceeds from the sale of convertible senior notes after taking into consideration $16.2 million paid as a conversion inducement to preferred securities holders, which eliminated $21.5 million of redeemable preferred stock.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about future sales of Zevalin, reducing net operating expenses in 2008, and the development of XYOTAX, pixantrone, and brostallicin, which include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with XYOTAX, pixantrone, and brostallicin in particular, including, without limitation, the potential failure of these product candidates to prove safe and effective for treatment of non-small cell lung cancer, ovarian cancer, non-Hodgkin’s lymphoma, and sarcoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling Zevalin, XYOTAX, pixantrone, and brostallicin, the Company’s ability to continue to raise capital as needed to fund its operations, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI does not intent to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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www.cticseattle.com

Page 3 of 4	CTI fourth quarter/year end 2007 financial results

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com

Page 4 of 4	Cell Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales	47	—	47	—
License and contract revenue	20	20	80	80

Total revenues	67	20	127	80

Operating expenses:
Cost of product sold	49	—	49	—
Research and development	21,651	16,623	72,019	61,994
Selling, general and administrative	10,923	8,075	35,517	35,894
Acquired in-process research and development	3,272	—	24,615	—
Amortization of purchased intangibles	275	204	913	792

Total operating expenses	36,170	24,902	133,113	98,680

Loss from operations	(36,103)	(24,882)	(132,986)	(98,600)
Other income (expense):
Investment and other income	363	1,023	2,430	2,866
Interest expense	(2,460)	(2,941)	(12,517)	(19,829)
Foreign exchange gain	1,515	880	4,657	1,877
Make-whole interest expense	—	—	(2,310)	(24,753)
Gain on derivative liabilities	54	820	3,672	6,024
Gain (loss) on exchange of convertible notes	(972)	—	(972)	7,978
Settlement expense	—	(10,499)	(160)	(11,382)

Net loss before minority interest	(37,603)	(35,599)	(138,186)	(135,819)
Minority interest in net loss of subsidiary	42	—	78	—

Net loss	(37,561)	(35,599)	(138,108)	(135,819)
Preferred stock beneficial conversion feature	(1,248)	—	(9,549)	—
Preferred stock dividends	(253)	—	(648)	—

Net loss attributable to common shareholders	$(39,062)	$(35,599)	$(148,305)	$(135,819)

Basic and diluted net loss per common share	$(0.74)	$(1.00)	$(3.27)	$(4.84)

Shares used in calculation of basic and diluted net loss per common share (1)	52,469	35,601	45,292	28,070

	(amounts in thousands)
	December 31,
	2007	2006
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents, securities available-for-sale and interest receivable	$18,392	$54,407
Working capital	(30,909)	30,166
Total assets	73,513	101,821
Convertible debt	137,396	166,178
Accumulated deficit	(1,109,413)	(961,108)
Shareholders’ deficit	(134,125)	(101,604)

(1)	Amounts reflect a one-for-four reverse stock split of our common stock effective April 15, 2007.